Exhibit 4.2

ZOETIS INC.

SIXTH SUPPLEMENTAL INDENTURE
Dated as of November 16, 2022

5.400% Senior Notes due 2025
5.600% Senior Notes due 2032

(Sixth Supplemental Indenture to the Indenture Dated as of January 28, 2013)

DEUTSCHE BANK TRUST COMPANY AMERICAS,
as Trustee

Table of Contents

SIXTH SUPPLEMENTAL INDENTURE

Sixth Supplemental Indenture (this “Sixth Supplemental Indenture”), dated as of November 16, 2022, between Zoetis Inc., a Delaware corporation (the “Company”), and Deutsche Bank Trust Company Americas, a New York banking corporation, as Trustee (the “Trustee”).

Recitals:

Whereas, the Company and the Trustee executed and delivered an Indenture, dated as of January 28, 2013 (the “Indenture”), to provide for the issuance by the Company from time to time of Securities to be issued in one or more series as provided in the Indenture;

Whereas, the issuance and sale of $600,000,000 aggregate principal amount of a new series of the Securities of the Company designated as its 5.400% Senior Notes due 2025 (the “2025 Notes”) and $750,000,000 aggregate principal amount of a new series of the Securities of the Company designated as its 5.600% Senior Notes due 2032 (the “2032 Notes” and, together with the 2025 Notes, the “Notes”) have been authorized by resolutions adopted by the Board of Directors of the Company;

Whereas, the Company desires to issue and sell $1,350,000,000 aggregate principal amount of the Notes on the date hereof;

Whereas, Sections 2.01 and 10.01 of the Indenture provide that the Company, when authorized by a Board Resolution, and the Trustee may amend or supplement the Indenture to provide for the issuance of and to establish the form or terms and conditions of Securities of any series as permitted by the Indenture;

Whereas, the Company desires to establish the form, terms and conditions of the Notes; and

Whereas, all things necessary to make this Sixth Supplemental Indenture a legal, valid and binding supplement to the Indenture according to its terms and the terms of the Indenture have been done;

Now, Therefore, for and in consideration of the premises stated herein and the purchase of the Notes by the Holders thereof, the parties hereto hereby enter into this Sixth Supplemental Indenture, for the equal and proportionate benefit of all Holders of the Notes, as follows:

Article I

Definitions

Section 1.01 Certain Terms Defined in the Indenture; Additional Terms. For purposes of this Sixth Supplemental Indenture, all capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Indenture, as amended hereby. The following capitalized terms used herein shall be defined accordingly:

“Agent Member” means a member of, or a participant in, the Depository.

“Applicable Par Call Date” means (A) with respect to the 2025 Notes, on or after October 14, 2025 (one month prior to the maturity date of the 2025 Notes) and (B) with respect to the 2032 Notes, on or after August 16, 2032 (three months prior to the maturity date of the 2032 Notes).

“Certificated Note” means a Note in registered certificated form.

“DTC Legend” means the legend set forth in Exhibit C.

“Global Note” means a Note in registered global form.

“Issue Date” means the date on which the Notes are originally issued under this Sixth Supplemental Indenture.

“Securities Act” means the Securities Act of 1933, as amended.

Section 1.02 Definitions Incorporated into the Indenture. For the benefit of the Holders of the Notes, Section 1.01 of the Indenture shall be amended by adding the following new definitions:

“Additional Notes” shall have the meaning set forth in Section 2.06(b) of this Sixth Supplemental Indenture.

“Below Investment Grade Rating Event” means Notes are rated below Investment Grade Rating by both of the Rating Agencies on any date commencing upon the first public notice by the Company of the occurrence of a Change of Control and ending 60 days following consummation of such Change of Control (which period shall be extended up to an additional 60 days, so long as the rating of the Notes is under publicly announced consideration for possible downgrade by either of the Rating Agencies); provided that a Below Investment Grade Rating Event will not be deemed to have occurred in respect of a particular Change of Control (and thus will not be deemed a Below Investment Grade Rating Event for purposes of the definition of Change of Control Triggering Event) if each Rating Agency making the reduction in rating does not publicly announce or confirm or inform the Company in writing at its request that the reduction was the result, in whole or in part, of any event or circumstance comprised of or arising as a result of, or in respect of, the Change of Control.

“Change of Control” means the occurrence of any of the following: (1) the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or more series of related transactions, of all or substantially all of the assets of the Company and the assets of its Subsidiaries, taken as a whole, to one or more “persons” (as that term is used in Section 13(d)(3) of the Exchange Act) (other than to the Company or one of its Subsidiaries); (2) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any “person” (as that term is used in Section 13(d)(3) of the Exchange Act ) becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than 50% of the outstanding voting stock of the Company or other voting stock into which the voting stock of the Company is reclassified, consolidated, exchanged or changed, measured by voting power rather than number of shares; provided, however, that a transaction will not be deemed to involve a Change of Control if (a) the Company becomes a direct or indirect wholly owned subsidiary of a holding company and (b) the direct or indirect holders of more than 50% of the voting stock of such holding company immediately following that transaction are direct or indirect holders of the voting stock of the Company immediately prior to that transaction; (3) the Company consolidates with, or merges with or into, any “person” or “group” (as that term is used in Section 13(d)(3) of the Exchange Act) or any such person or group consolidates with, or merges with or into, the Company, in either case, pursuant to a transaction in which any of the Company’s outstanding voting stock or the voting stock of such other person is converted into or exchanged for cash, securities or other property, other than pursuant to a transaction in which shares of the voting stock of the Company outstanding immediately prior to the transaction constitute, or are converted into or exchanged for, a majority of the voting stock of the surviving person immediately after giving effect to such transaction; (4) the first day on which a majority of the members of the Board of Directors of the Company are not Continuing Directors; or (5) the adoption of a plan relating to the Company’s liquidation or dissolution; provided that for purposes of this definition “voting stock” means with respect to any specified person (as that term is used in Section 13(d)(3) of the Exchange Act) capital stock of any class or kind the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or persons performing similar functions) of such person, even if the right to vote has been suspended by the happening of such a contingency.

“Change of Control Offer” shall have the meaning set forth in Section 3.09 of the Indenture.

“Change of Control Payment” shall have the meaning set forth in Section 3.09 of the Indenture.

“Change of Control Payment Date” shall have the meaning set forth in Section 3.09 of the Indenture.

“Change of Control Triggering Event” means the occurrence of both a Change of Control and a Below Investment Grade Rating Event.

“Consolidated Net Tangible Assets” means the aggregate amount of assets after deducting (a) all current liabilities (excluding any indebtedness maturing within 12 months of the end of the most recent quarter for which financial statements are available) and (b) all goodwill, trade names, patents, unamortized debt discount and expense and any other like intangibles.

“Continuing Director” means, as of any date of determination, any member of the Board of Directors of the Company who (1) was a member of such Board of Directors on the date the Notes were originally issued, or (2) was nominated for election, or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of the Board of Directors of the Company at the time of such nomination or election (either by a specific vote or by approval of the proxy statement of the Company in which such member was named as a nominee for election as a director).

“Debt” of any Person means (a) all obligations of such Person for borrowed money, or evidenced by bonds, debentures, notes or other similar instruments (other than any such obligations to the extent that (i) the liability of such Person is limited solely to the property or asset financed by such obligations or (ii) such obligations result from the requirement to return collateral posted to such Person by a counterparty pursuant to one or more hedging contracts or other similar risk management contracts) and (b) all Debt of others guaranteed by such Person.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Initial Lien” shall have the meaning set forth in Section 5.05 of the Indenture.

“Investment Grade Rating” means a rating by Moody’s equal to or higher than Baa3 (or the equivalent under a successor rating category of Moody’s) or a rating by S&P equal to or higher than BBB- (or the equivalent under any successor rating category of S&P).

“Lien” means, with respect to any property of any Person, any mortgage or deed of trust, pledge, hypothecation, assignment, deposit arrangement, security interest, lien, charge, easement (other than any easement not materially impairing usefulness or marketability), encumbrance, preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever on or with respect to such property.

“Moody’s” means Moody’s Investors Service, Inc., and any successor to its rating agency business.

“Notes” shall have the meaning set forth in the preamble to this Sixth Supplemental Indenture.

“Permitted Liens” means (1) Liens existing on the date of this Sixth Supplemental Indenture or Liens existing on facilities of any Person at the time it becomes a Subsidiary of the Company; (2) Liens on property owned by a Person existing at the time such Person is merged with or into or consolidated with the Company or any of its Subsidiaries; provided that such Liens were in existence prior to the contemplation of such merger or consolidation and do not extend to any assets other than those of the Person merged into or consolidated with the Company or such Subsidiary; (3) Liens on property existing at the time of acquisition thereof by the Company or any of its Subsidiaries; provided that such Liens were in existence prior to the contemplation of such acquisition and do not extend to any property other than the property so acquired by the Company or such Subsidiary; (4) a Lien on any asset or improvement to any asset securing Debt incurred or assumed for the purpose of financing all or any part of the cost of acquiring or improving (including constructing) such asset, if such Lien attaches to such asset concurrently with or within 12 months after its acquisition or improvement (including the completion of construction) and the principal amount of the Debt secured by such Lien, together with all other Debt secured by a Lien on such property, does not exceed the purchase price of such property or the cost of such improvement; (5) any Lien arising by reason of deposits with, or the giving of any form of security to, any governmental agency or any body created or approved by law or governmental regulation; (6) Liens securing Debt of a Restricted Subsidiary of the Company owed to the Company or another Restricted Subsidiary of the Company; (7) any extension, renewal or replacement (or successive extensions, renewals or replacements) in whole or in part of any Lien referred to in clauses (1) through (6) above, inclusive, so long as (i) the principal amount of the Debt secured thereby does not exceed the principal amount of Debt so secured at the time of the extension, renewal or replacement (except that, where an additional principal amount of Debt is incurred to provide funds for the completion of a specific project, the additional principal amount, and any related financing costs, may be secured by the Lien as well) and (ii) the Lien is limited to the same property subject to the Lien so extended, renewed or replaced (and improvements on the property); and (8) Liens on any Principal Property not described in clauses (1) through (7) above securing Debt that, together with (i) the aggregate amount of all other outstanding Debt secured by all other Liens on Principal Property not described in clauses (1) through (7) above and (ii) the aggregate amount of Value in respect of all Sale and Leaseback Transactions that would otherwise be prohibited by Section 5.05 of the Indenture do not exceed 15% of the Company’s Consolidated Net Tangible Assets measured as of the end of the most recent quarter for which financial statements are available.

“Principal Property” means any building, structure or other facility together with the underlying land and its fixtures, used primarily for manufacturing, processing or production, owned in the United States and the net book value of such building, structure or other facility exceeds 2% of the Company’s Consolidated Net Tangible Assets measured as of the end of the most recent quarter for which financial statements are available; provided that no building, structure or other facility will be a Principal Property if, in the good faith opinion of the Board of Directors of the Company (or a committee thereof), such building, structure or other facility is not of material importance to the Company’s business taken as a whole.

“Rating Agencies” means (1) Moody’s and S&P; and (2) if either or both of Moody’s or S&P ceases to rate the Notes or fails to make a rating of the Notes publicly available for reasons outside of the Company’s control, a “nationally recognized statistical rating organization” within the meaning of Section 3(a)(62) under the Exchange Act, selected by the Company (as certified by a resolution of the Board of Directors of the Company) as a replacement agency for either Moody’s, S&P, or both of them, as the case may be.

“Restricted Subsidiary” means any of the Company’s Subsidiaries that owns a Principal Property.

“S&P” means S&P Global Ratings, a division of S&P Global Inc., and any successor to its rating agency business.

“Sale and Leaseback Transaction” means any direct or indirect arrangement relating to property now owned or hereafter acquired whereby the Company or a Restricted Subsidiary transfers such property to another Person and the Company or a Restricted Subsidiary leases or rents it from such Person (other than (i) leases between the Company and a Restricted Subsidiary or between Restricted Subsidiaries, (ii) temporary leases for a term, including renewals at the option of the lessee, of not more than three years and (iii) leases of a property executed by the time of, or within 90 days after the latest of, the acquisition, the completion of construction or improvement, or the commencement of commercial operation of the property).

“Treasury Rate” means, with respect to any Redemption Date for any series of Notes, the yield determined by us in accordance with the following two paragraphs.

The Treasury Rate shall be determined by the Company after 4:15 p.m., New York City time (or after such time as yields on U.S. government securities are posted daily by the Board of Governors of the Federal Reserve System), on the third business day preceding the Redemption Date based upon the yield or yields for the most recent day that appear after such time on such day in the most recent statistical release published by the Board of Governors of the Federal Reserve System designated as “Selected Interest Rates (Daily) - H.15” (or any successor designation or publication) (“H.15”) under the caption “U.S. government securities–Treasury constant maturities–Nominal” (or any successor caption or heading) (“H.15 TCM”). In determining the Treasury Rate, we shall select, as applicable: (1) the yield for the Treasury constant maturity on H.15 exactly equal to the period from the Redemption Date to the Applicable Par Call Date (the “Remaining Life”); or (2) if there is no such Treasury constant maturity on H.15 exactly equal to the Remaining Life, the two yields – one yield corresponding to the Treasury constant maturity on H.15 immediately shorter than and one yield corresponding to the Treasury constant maturity on H.15 immediately longer than the Remaining Life – and shall interpolate to the Applicable Par Call Date on a straight-line basis (using the actual number of days) using such yields and rounding the result to three decimal places; or (3) if there is no such Treasury constant maturity on H.15 shorter than or longer than the Remaining Life, the yield for the single Treasury constant maturity on H.15 closest to the Remaining Life. For purposes of this paragraph, the applicable Treasury constant maturity or maturities on H.15 shall be deemed to have a maturity date equal to the relevant number of months or years, as applicable, of such Treasury constant maturity from the Redemption Date.

If on the third business day preceding the Redemption Date H.15 TCM is no longer published, we shall calculate the Treasury Rate based on the rate per annum equal to the semi-annual equivalent yield to maturity at 11:00 a.m., New York City time, on the second business day preceding such Redemption Date of the United States Treasury security maturing on, or with a maturity that is closest to, the Applicable Par Call Date, as applicable. If there is no United States Treasury security maturing on the Applicable Par Call Date but there are two or more United States Treasury securities with a maturity date equally distant from the Applicable Par Call Date, one with a maturity date preceding the Applicable Par Call Date and one with a maturity date following the Applicable Par Call Date, we shall select the United States Treasury security with a maturity date preceding the Applicable Par Call Date. If there are two or more United States Treasury securities maturing on the Applicable Par Call Date or two or more United States Treasury securities meeting the criteria of the preceding sentence, we shall select from among these two or more United States Treasury securities the United States Treasury security that is trading closest to par based upon the average of the bid and asked prices for such United States Treasury securities at 11:00 a.m., New York City time. In determining the Treasury Rate in accordance with the terms of this paragraph, the semi-annual yield to maturity of the applicable United States Treasury security shall be based upon the average of the bid and asked prices (expressed as a percentage of principal amount) at 11:00 a.m., New York City time, of such United States Treasury security, and rounded to three decimal places. The Trustee shall have no obligation to determine the Treasury Rate and shall conclusively rely upon the determination of the Treasury Rate as determined by the Company.

“Value” means, with respect to a Sale and Leaseback Transaction, an amount equal to the present value of the lease payments with respect to the term of the lease remaining on the date as of which the amount is being determined, without regard to any renewal or extension options contained in the lease, discounted at the weighted average interest rate of all series of Securities issued pursuant to the Indenture and having the benefit of the covenants described in Sections 5.05 and 5.06 of the Indenture (including the effective interest rate of any original issue discount Securities) which are outstanding on the date of such Sale and Leaseback Transaction.

Section 1.03 Reserved.

Article II

Form and Terms of the Notes

Section 2.01 Form and Dating. (a) The 2025 Notes and the Trustee’s certificate of authentication shall be substantially in the form of Exhibit A attached hereto. The 2032 Notes and the Trustee’s certificate of authentication shall be substantially in the form of Exhibit B attached hereto. The Notes shall be executed on behalf of the Company by any Officer and attested by its Secretary or one of its Assistant Secretaries. The signature of any of these Officers on the Notes may be manual or facsimile. The Notes may have notations, legends or endorsements required by law, stock exchange rules or usage. Each Note shall be dated the date of its authentication. The Notes shall be in denominations of $2,000 and higher integral multiples of $1,000 in excess thereof.

The terms and notations contained in the Notes shall constitute, and are hereby expressly made, a part of the Indenture as supplemented by this Sixth Supplemental Indenture and the Company and the Trustee, by their execution and delivery of this Sixth Supplemental Indenture, expressly agree to such terms and provisions and to be bound thereby.

The 2025 Notes and 2032 shall not be valid until an authorized officer of the Trustee or the Authenticating Agent authenticates the Note. The signature of the Trustee or the Authenticating Agent on a Note shall be conclusive evidence that such Note has been duly and validly authenticated and issued under this Indenture. The Trustee may authenticate the 2025 Notes and 2032 Notes by manual, facsimile or electronic signature. Electronically imaged signatures such as .pdf files, faxed signatures or other electronic signatures to each Note and the authentication pages to each Note shall have the same effect as original signatures. Each Note shall be dated the date of its authentication.

(b)            Each Global Note will bear the DTC Legend.

Section 2.02 Paying Agent; Depository. (a)  The Company appoints the Trustee as the initial agent of the Company for the payment of the principal of (and premium, if any) and interest on the Notes, and the office of the Trustee located in the Borough of Manhattan, the City of New York, be and hereby is, designated as the office or agency where the Notes may be presented for payment and where notices to or demands upon the Company in respect of the Notes and the Indenture pursuant to which the Notes are to be issued may be served. The Company may at any time designate additional Paying Agents or rescind the designation of any Paying Agent or approve a change in the office through which the Paying Agent acts.

(b)            The Depository shall initially be The Depository Trust Corporation (“DTC”) and any and all successors thereto appointed as Depository by the Company.

Section 2.03 Registration, Transfer and Exchange. (a) Each Global Note will be registered in the name of the Depository or its nominee and, so long as DTC is serving as the Depository thereof, will bear the DTC Legend.

(i)            Each Global Note will be delivered to the Trustee as custodian for the Depository. Transfers of a Global Note (but not a beneficial interest therein) will be limited to transfers thereof in whole, but not in part, to the Depository, its successors or their respective nominees, except (y) as set forth in (iii) of this Section 2.03(a) and (z) transfers of portions thereof in the form of Certificated Notes may be made upon request of an Agent Member (for itself or on behalf of a beneficial owner) by written notice given to the Trustee by or on behalf of the Depository in accordance with customary procedures of the Depository and in compliance with this Section 2.03.

(ii)          Agent Members will have no rights under the Indenture with respect to any Global Note held on their behalf by the Depository, and the Depository may be treated by the Company, the Trustee and any agent of the Company or the Trustee as the absolute owner and Holder of such Global Note for all purposes whatsoever. Notwithstanding the foregoing, the Depository or its nominee may grant proxies and otherwise authorize any Person (including any Agent Member and any Person that holds a beneficial interest in a Global Note through an Agent Member) to take any action which a Holder is entitled to take under the Indenture or the Notes, and nothing herein will impair, as between the Depository and its Agent Members, the operation of customary practices governing the exercise of the rights of a holder of any security.

(iii)         If (x) the Depository notifies the Company that it is unwilling or unable to continue as Depository for a Global Note and a successor depositary is not appointed by the Company within 90 days of such notice or (y) an Event of Default has occurred and is continuing and the Trustee has received a written request from the Depository, the Trustee will promptly exchange each beneficial interest in the Global Note for one or more Certificated Notes in authorized denominations having an equal aggregate principal amount registered in the name of the owner of such beneficial interest, as identified to the Trustee by the Depository, and thereupon the Global Note will be deemed canceled.

(b)            Each Certificated Note will be registered in the name of the Holder thereof or its nominee.

(c)            (i)           Global Note to Global Note. If a beneficial interest in a Global Note is transferred or exchanged for a beneficial interest in another Global Note, the Trustee will (y) record a decrease in the principal amount of the Global Note being transferred or exchanged equal to the principal amount of such transfer or exchange and (z) record a like increase in the principal amount of the other Global Note. Any beneficial interest in one Global Note that is transferred to a Person who takes delivery in the form of an interest in another Global Note, or exchanged for an interest in another Global Note, will, upon transfer or exchange, cease to be an interest in such Global Note and become an interest in the other Global Note and, accordingly, will thereafter be subject to all transfer and exchange restrictions, if any, and other procedures applicable to beneficial interests in such other Global Note for as long as it remains such an interest.

(ii)           Global Note to Certificated Note. If a beneficial interest in a Global Note is transferred or exchanged for a Certificated Note, the Trustee will (y) record a decrease in the principal amount of such Global Note equal to the principal amount of such transfer or exchange and (z) deliver one or more new Certificated Notes in authorized denominations having an equal aggregate principal amount to the transferee (in the case of a transfer) or the owner of such beneficial interest (in the case of an exchange), registered in the name of such transferee or owner, as applicable.

(iii)          Certificated Note to Global Note. If a Certificated Note is transferred or exchanged for a beneficial interest in a Global Note, the Trustee will (x) cancel such Certificated Note, (y) record an increase in the principal amount of such Global Note equal to the principal amount of such transfer or exchange and (z) in the event that such transfer or exchange involves less than the entire principal amount of the canceled Certificated Note, deliver to the Holder thereof one or more new Certificated Notes in authorized denominations having an aggregate principal amount equal to the untransferred or unexchanged portion of the canceled Certificated Note, registered in the name of the Holder thereof.

(iv)          Certificated Note to Certificated Note. If a Certificated Note is transferred or exchanged for another Certificated Note, the Trustee will (x) cancel the Certificated Note being transferred or exchanged, (y) deliver one or more new Certificated Notes in authorized denominations having an aggregate principal amount equal to the principal amount of such transfer or exchange to the transferee (in the case of a transfer) or the Holder of the canceled Certificated Note (in the case of an exchange), registered in the name of such transferee or Holder, as applicable, and (z) if such transfer or exchange involves less than the entire principal amount of the canceled Certificated Note, deliver to the Holder thereof one or more Certificated Notes in authorized denominations having an aggregate principal amount equal to the untransferred or unexchanged portion of the canceled Certificated Note, registered in the name of the Holder thereof.

Notwithstanding anything to the contrary herein, with respect to each series of Notes, this Section 2.03 will become effective immediately after the authentication and delivery of Global Notes evidencing $600,000,000 aggregate principal amount of the 2025 Notes and $750,000,000 aggregate principal amount of the 2032 Notes, respectively.

Section 2.04 Reserved.

Section 2.05 Reserved.

Section 2.06 Terms of the Notes. The following terms relating to the Notes are hereby established:

(a)            Title. The 2025 Notes shall constitute a series of Securities having the title “5.400% Senior Notes due 2025” and the 2032 Notes shall constitute a separate series of Securities having the title “5.600% Senior Notes due 2032.”

(b)            Principal Amount. The aggregate principal amount of the 2025 Notes that may be initially authenticated and delivered under the Indenture (except for 2025 Notes authenticated and delivered upon registration of, transfer of, or in exchange for, or in lieu of, other 2025 Notes pursuant to Sections 2.03, 2.06, 3.07 or 10.06 of the Indenture) shall be $600,000,000. The aggregate principal amount of the 2032 Notes that may be initially authenticated and delivered under the Indenture (except for 2032 Notes authenticated and delivered upon registration of, transfer of, or in exchange for, or in lieu of, other 2032 Notes pursuant to Sections 2.03, 2.06, 3.07 or 10.06 of the Indenture) shall be $750,000,000. The Company may from time to time, without the consent of the Holders of Notes of any series, issue additional Notes (in any such case “Additional Notes”) of any series having the same ranking and the same interest rate, maturity and other terms as the Notes of that series, except for the issue date, the public offering price and, in some cases, the first Interest Payment Date. Any Additional Notes of a series and the existing Notes of that series will constitute a single series under the Indenture and all references to the relevant Notes shall include the Additional Notes unless the context otherwise requires; provided that no Event of Default with respect to the Notes shall have occurred and be continuing; provided further that if any such Additional Securities are not fungible with the Notes for U.S. federal income tax purposes, such Additional Securities shall have a separate CUSIP number and shall not constitute a single series with such Notes.

(c)            Maturity Date. The entire outstanding principal of the 2025 Notes shall be payable on November 14, 2025 and the entire outstanding principal of the 2032 Notes shall be payable on November 16, 2032.

(d)            Interest Rate. The rate at which the 2025 Notes shall bear interest shall be 5.400% per annum, and the rate at which the 2032 Notes shall bear interest shall be 5.600% per annum. The date from which interest shall accrue on the Notes shall be November 16, 2022, or the most recent Interest Payment Date to which interest has been paid or provided for. The Interest Payment Dates for the 2025 Notes shall be May 14 and November 14 of each year, beginning May 14, 2023. The Interest Payment Dates for the 2032 Notes shall be May 16 and November 16 of each year, beginning May 16, 2023. Interest on each series of Notes will be computed on the basis of a 360-day year comprised of twelve 30-day months. The interest so payable, and punctually paid or duly provided for, on any Interest Payment Date, will be paid, in immediately available funds, to the Persons in whose names the Notes (or one or more Predecessor Securities) are registered at the close of business on the Regular Record Date for such interest, which shall be the fifteenth calendar day, as the case may be, next preceding such Interest Payment Date. Payment of principal and interest on the Notes will be made at the Corporate Trust Office of the Trustee or such other office or agency of the Company as may be designated for such purpose, in such currency of the United States of America as at the time of payment is legal tender for payment of public and private debts; provided, however, that each installment of interest and principal on the Notes may at the Company’s option be paid in immediately available funds by transfer to an account maintained by the payee located in the United States of America.

(e)            Currency. The currency of denomination of the Notes is United States Dollars. Payment of principal of and interest and premium, if any, on the Notes will be made in United States Dollars.

Section 2.07 Optional Redemption.

(a)            The provisions of Article 3 of the Indenture shall apply to the Notes.

(b)            For the benefit of the Holders of the Notes, a new Section 3.08 shall be added to the Indenture as follows:

“Section 3.08. Notice to Holders; Redemption Price; etc.

(a) Prior to the Applicable Par Call Date, the Company may redeem any series of Notes, in whole or in part, at any time and from time to time. The Redemption Price will be equal to the greater of:

(i)            100% of the principal amount of the Notes being redeemed on the Redemption Date; and

(ii)            the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the Redemption Date (assuming the Notes being redeemed matured on the Applicable Par Call Date (not including the amount of accrued and unpaid interest to, but excluding, the Redemption Date)) on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 15 basis points in the case of the 2025 Notes and 25 basis points in the case of the 2032 Notes;

plus, in each case, accrued and unpaid interest to, but excluding, the Redemption Date.

On or after the Applicable Par Call Date, the Company may redeem any series of the Notes, in whole or in part, at any time and from time to time, at a Redemption Price equal to 100% of the principal amount of the Notes being redeemed plus accrued and unpaid interest thereon to, but excluding, the Redemption Date.

Notwithstanding the foregoing, installments of interest on applicable Notes that are due and payable on interest payment dates falling on or prior to a Redemption Date will be payable on the interest payment date to the registered Holders as of the close of business on the relevant record date according to the applicable Notes and the Indenture.

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Notice of any redemption will be mailed or electronically delivered (or otherwise transmitted in accordance with the DTC’s procedures) at least 10 days but not more than 60 days before the Redemption Date to each Holder of the Notes to be redeemed (with a copy to the Trustee). Once notice of redemption is mailed, or electronically delivered (or otherwise transmitted in accordance with the DTC’s procedures) the Notes called for redemption will become due and payable on the Redemption Date at the applicable Redemption Price, plus accrued and unpaid interest applicable to such Notes to, but excluding, the Redemption Date.

The Company’s actions and determinations in determining the Redemption Price shall be conclusive and binding for all purposes, absent manifest error.

In the case of a partial redemption, selection of the Notes for redemption will be in accordance with DTC’s applicable procedures. No Notes of a principal amount of $2,000 or less will be redeemed in part. If any Note is to be redeemed in part only, the notice of redemption that relates to the Note will state the portion of the principal amount of the Note to be redeemed. A new Note in a principal amount equal to the unredeemed portion of the Note will be issued in the name of the Holder of the Note upon surrender for cancellation of the original Note. For so long as the Notes are held by DTC (or another depositary), the redemption of the Notes shall be done in accordance with the policies and procedures of the DTC.

Unless the Company defaults in payment of the Redemption Price, on and after the Redemption Date interest will cease to accrue on the Notes or portions thereof called for redemption.

(c)            For the benefit of the Holders of the Notes, a new Section 3.09 shall be added to the Indenture as follows:

“Section 3.09. Repurchase of Notes Upon a Change of Control.

(a) If a Change of Control Triggering Event occurs with respect to the Notes, unless the Company shall have exercised its option to redeem the Notes in full as described in Section 3.08 of this Indenture, the Company shall be required to make an offer (the “Change of Control Offer”) to each Holder to repurchase all or any part (equal to $2,000 principal amount or a higher integral multiple of $1,000) of such Holder’s Notes on the terms set forth in this Section 3.09 and in the Notes. In the Change of Control Offer, the Company shall offer payment in cash equal to 101% of the aggregate principal amount of Notes to be repurchased, plus accrued and unpaid interest, if any, on the Notes repurchased to, but excluding, the date of repurchase (the “Change of Control Payment”). With respect to the Notes of each series, within 30 days following any Change of Control Triggering Event or, at the Company’s option, prior to any Change of Control, but after public announcement of the transaction that constitutes or may constitute the Change of Control, the Company shall mail a notice to Holders of Notes of the applicable series, with a copy to the Trustee, describing the transaction or transactions that constitute or may constitute the Change of Control Triggering Event and offering to repurchase the Notes on the date specified in the notice, which date shall be no earlier than 30 days and no later than 60 days from the date such notice is mailed (the “Change of Control Payment Date”). The notice will, if delivered prior to the date of consummation of the Change of Control, state that the offer to purchase is conditioned on the Change of Control Triggering Event occurring on or prior to the Change of Control Payment Date.

(b) On the Change of Control Payment Date, the Company shall, to the extent lawful:

(1) accept for payment all Notes or portions of Notes properly tendered pursuant to the Change of Control Offer;

(2) deposit with the Paying Agent an amount equal to the Change of Control Payment in respect of all Notes or portions of Notes properly tendered; and

(3) deliver or cause to be delivered to the Trustee the Notes properly accepted together with an Officers’ Certificate stating the aggregate principal amount of Notes or portions of Notes being repurchased.

(c) The Company shall not be required to make a Change of Control Offer upon the occurrence of a Change of Control Triggering Event if a third party makes such an offer in the manner, at the times and otherwise in compliance with the requirements for an offer made by the Company and the third party repurchases all Notes properly tendered and not withdrawn under its offer.

(d) The Company shall comply in all material respects with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of the Notes as a result of a Change of Control Triggering Event. To the extent that the provisions of any such securities laws or regulations conflict with this Section 3.09, the Company shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under this Section 3.09 by virtue of any such conflict.

Section 2.08 Reserved.

Section 2.09 Limitation on Liens. For the benefit of the Holders of the Notes, a new Section 5.05 shall be added to the Indenture as follows:

“The Company shall not, and shall not permit any Restricted Subsidiary to, create, assume or suffer to exist any Lien (an “Initial Lien”), other than Permitted Liens, on any Principal Property to secure any Debt of the Company or any Restricted Subsidiary unless it has made or will make effective provision whereby the Notes and any other debt securities of any series issued pursuant to the Indenture and having the benefit of this Section 5.05 will be secured by such Lien equally and ratably with (or prior to) all other Debt secured by such Lien. Any Lien created for the benefit of the Holders of the Notes and any other debt securities of any series issued pursuant to this Indenture and having the benefit of this Section 5.05 shall provide by its terms that such Lien will be automatically released and discharged upon the release and discharge of the applicable Initial Lien.”

Section 2.10 Limitation on Sale and Leaseback Transactions. For the benefit of the Holders of the Notes, a new Section 5.06 shall be added to the Indenture as follows:

“The Company shall not, and shall not permit any Restricted Subsidiary to, enter into any Sale and Leaseback Transaction covering any Principal Property, unless (i) pursuant to Section 5.05 of this Indenture, the Company or the Restricted Subsidiary would be entitled to incur Debt secured by a Lien on such Principal Property in a principal amount equal to the Value of such Sale and Leaseback Transaction without equally and ratably securing the Notes and any other debt securities of any series issued pursuant to the Indenture and having the benefit of this Section 5.06; or (ii) the Company or any Restricted Subsidiary, during the 270 days following the effective date of the Sale and Leaseback Transaction, applies an amount equal to the Value of such Sale and Leaseback Transaction to the voluntary retirement of long-term Debt of the Company or any Restricted Subsidiary or to the acquisition of one or more Principal Properties.”

Article III

MISCELLANEOUS

Section 3.01 Trust Indenture Act Controls. If any provision of this Sixth Supplemental Indenture limits, qualifies or conflicts with another provision which is required to be included in this Sixth Supplemental Indenture by the Trust Indenture Act, the required provision shall control. If any provision of this Sixth Supplemental Indenture modifies or excludes any provision of the Trust Indenture Act which may be so modified or excluded, the latter provision shall be deemed to apply to this Sixth Supplemental Indenture as so modified or to be excluded, as the case may be.Section 3.02 Governing Law. This Sixth Supplemental Indenture and the Notes shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to any choice of law or conflict of law provision or rule that would cause the application of the laws of any other jurisdiction.

Section 3.03 Multiple Counterparts. The parties may sign multiple counterparts of this Sixth Supplemental Indenture. Each signed counterpart shall be deemed an original, but all of them together represent one and the same Sixth Supplemental Indenture.

Section 3.04 Severability. Each provision of this Sixth Supplemental Indenture shall be considered separable and if for any reason any provision which is not essential to the effectuation of the basic purpose of this Sixth Supplemental Indenture or the Notes shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby and a Holder shall have no claim therefor against any party hereto.

Section 3.05 Relation to Indenture. This Sixth Supplemental Indenture constitutes a part of the Indenture, the provisions of which (as modified by this Sixth Supplemental Indenture) shall apply to the series of Securities established by this Sixth Supplemental Indenture but shall not modify, amend or otherwise affect the Indenture insofar as it relates to any other series of Securities or modify, amend or otherwise affect in any manner the terms and conditions of the Securities of any other series.

Section 3.06 Ratification. The Indenture, as supplemented and amended by this Sixth Supplemental Indenture, is in all respects ratified and confirmed. The Indenture and this Sixth Supplemental Indenture shall be read, taken and construed as one and the same instrument. All provisions included in this Sixth Supplemental Indenture supersede any conflicting provisions included in the Indenture unless not permitted by law. The Trustee accepts the trusts created by the Indenture, as supplemented by this Sixth Supplemental Indenture, and agrees to perform the same upon the terms and conditions of the Indenture, as supplemented by this Sixth Supplemental Indenture.

Section 3.07 Effectiveness. The provisions of this Sixth Supplemental Indenture shall become effective as of the date hereof.

Section 3.08 Trustee Not Responsible for Recitals or Issuance of Securities. The recitals contained herein and in the Securities, except the Trustee’s certificates of authentication, shall be taken as the statements of the Company, and the Trustee or any Authenticating Agent assumes no responsibility for their correctness. The Trustee makes no representations as to the validity or sufficiency of this Sixth Supplemental Indenture or of the Securities. The Trustee or any Authenticating Agent shall not be accountable for the use or application by the Company of Securities or the proceeds thereof. In the performance of its obligations hereunder, the Trustee shall be provided with all rights, benefits, protections, indemnities and immunities afforded to it pursuant to the Indenture.

Section 3.09. Electronic Signatures. Facsimile, documents executed, scanned and transmitted electronically and electronic signatures, including those created or transmitted through a software platform or application, shall be deemed original signatures for purposes of this Sixth Supplemental Indenture and all matters and agreements related thereto, with such facsimile, scanned and electronic signatures having the same legal effect as original signatures. The parties agree that this Sixth Supplemental Indenture or any instrument, agreement or document necessary for the consummation of the transactions contemplated by this Indenture or related hereto or thereto (including, without limitation, addendums, amendments, notices, instructions, communications with respect to the delivery of securities or the wire transfer of funds or other communications) (“Executed Documentation”) may be accepted, executed or agreed to through the use of an electronic signature in accordance with applicable laws, rules and regulations in effect from time to time applicable to the effectiveness and enforceability of electronic signatures. Any Executed Documentation accepted, executed or agreed to in conformity with such laws, rules and regulations will be binding on all parties hereto to the same extent as if it were physically executed and each party hereby consents to the use of any third-party electronic signature capture service providers as may be reasonably chosen by a signatory hereto or thereto. When the Trustee acts on any Executed Documentation sent by electronic transmission, the Trustee will not be responsible or liable for any losses, costs or expenses arising directly or indirectly from its reliance upon and compliance with such Executed Documentation, notwithstanding that such Executed Documentation (a) may not be an authorized or authentic communication of the party involved or in the form such party sent or intended to send (whether due to fraud, distortion or otherwise) or (b) may conflict with, or be inconsistent with, a subsequent written instruction or communication; it being understood and agreed that the Trustee shall conclusively presume that Executed Documentation that purports to have been sent by an authorized officer of a Person has been sent by an authorized officer of such Person. The party providing Executed Documentation through electronic transmission or otherwise with electronic signatures agrees to assume all risks arising out of such electronic methods, including, without limitation, the risk of the Trustee acting on unauthorized instructions and the risk of interception and misuse by third parties.

[Remainder Of This Page Intentionally Left Blank]

In Witness Whereof, the parties hereto have caused this Sixth Supplemental Indenture to be duly executed as of the date first above written.

ZOETIS INC.,
as the Company

By:	/s/ Heidi C. Chen
Name:	Heidi C. Chen
Title:	Executive Vice President, General Counsel and Corporate Secretary

[Signature Page – Sixth Supplemental Indenture]

DEUTSCHE BANK TRUST COMPANY AMERICAS,
as Trustee

By:	/s/ Carol Ng
Name:	Carol Ng
Title:	Vice President

By:	/s/ Irina Golovashchuk
Name:	Irina Golovashchuk
Title:	Vice President

[Signature Page – Sixth Supplemental Indenture]